Exhibit 99

Dear Shareholder:

Please find enclosed our financial results for the first quarter ended March 31, 2009. While we are not satisfied with the results, we take comfort in the ability to report positive earnings following one of the more difficult periods for our economy in recent memory. Higher levels of non performing assets and credit losses combined with narrowing margins, contributed to lower earnings when compared with the first quarter for the prior year. While margins are below year earlier levels, we have seen some improvement over the past two quarters and anticipate further strengthening as deposit costs moderate.

Net income for the quarter ended March 31, 2009 equaled $370,854, or $0.09 per common share diluted after payment of preferred stock dividends of $49,050, compared to net income of $612,108, or $0.17 per common share diluted for the first quarter of 2008. Net interest margin at March 31, 2009 equaled 3.38% compared to 3.92% at March 31, 2008. Nonperforming assets, as a percentage of total assets, remained virtually unchanged at 2.12% as of March 31, 2009 versus 2.10% at December 31, 2008, but were significantly higher than the ratio of 1.12% as of March 31, 2008. The annualized return on average equity was 4.58% and the annualized return on average assets equaled 0.40% for the quarter ended March 31, 2009 compared to 10.55% and 0.70% respectively for the quarter ended March 31, 2008.

Loans, net of reserves, grew to $301 million at March 31, 2009 compared to $298 million at December 31, 2008. Total assets at March 31, 2009 equaled $375 million compared to $375 million at December 31, 2008. Deposits totaled $305 million at quarter end versus $311 million at December 31, 2008. Shareholder's equity increased to $33.2 million at March 31, 2009 from $24.4 million at December 31, 2008, primarily as a result of the sale of $9 million of preferred stock in January, 2009.


Thank you for your continued support.


Sincerely,

s/Mason Y. Garrett, Chairman

s/Ronald K. Earnest, President

                                  PRESS RELEASE

GREENVILLE, S.C., April 30, 2009 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced that net income for the quarter ended March 31, 2009 was $370,854, or $0.09 per common share diluted, after payment of preferred stock dividends of $49,050, compared to net income of $612,108, or $0.17 per common share diluted for the first quarter of 2008.

Loans, net of reserves, grew to $301 million at March 31, 2009 compared to loans at December 31, 2008 of $298 million. Total assets at March 31, 2009 equaled $375 million compared to $375 million at December 31, 2008. Deposits totaled $305 million at quarter end versus $311 million at December 31, 2008. Shareholder's equity increased to $33.2 million at March 31, 2009 from $24.4 million at December 31, 2008, primarily as a result of the sale of $9 million of preferred stock in January, 2009.

Net income during the first quarter was negatively impacted by a decline in net interest margin and higher provision expenses for the reserve for loan losses. Net interest margin at March 31, 2009 equaled 3.38% compared to 3.92% at March 31, 2008. Net interest margin continues to improve compared to the last two quarters of 2008 as time deposits mature and are re-priced to the current market rates, however the year-to-date margin remains under the levels of the first quarter of 2008. Provisions to the reserve for loan losses amounted to $600,000 for the quarter ended March 31, 2009 versus $255,000 for the first quarter of 2008. The higher provision expense was required to maintain reserve adequacy due to higher volumes of nonperforming loan assets and higher credit losses. Nonperforming assets, as a percentage of total assets, remained virtually unchanged at 2.12% as of March 31, 2009 versus 2.10% at December 31, 2008, but were significantly higher than the ratio of 1.12% as of March 31, 2008. Noninterest income during the first quarter of 2009 was slightly higher than the first quarter of 2008 and noninterest expense declined approximately 8% or $169 thousand at March 31, 2009 versus the same period in 2008. The annualized return on average equity was 4.58% and the annualized return on average assets equaled 0.40% for the quarter ended March 31, 2009 compared to 10.55% and 0.70% respectively for the quarter ended March 31, 2008.

"The downturn in the economy has significantly impacted the performance of all banking companies, including GrandSouth" stated Ron Earnest, President of GrandSouth. "We expect our margins to continue to improve over the near term and credit losses and nonperforming assets to moderate as the economy finds more stable footing in the months to come."

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C. and 325 South Main Street, Fountain Inn, S.C. and 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share data)

                                                                                                  At March 31,       At December 31,
                                                                                                      2009              2008 (1)
                                                                                                  (Unaudited)          (Audited)
                                                                                                  -----------          ---------
ASSETS
Cash and Due From Banks ..........................................................                 $  8,875             $ 11,211
Investment Securities ............................................................                   49,256               51,304
Loans, net .......................................................................                  301,238              297,523
Other Assets .....................................................................                   15,601               14,979
                                                                                                   --------             --------

Total Assets .....................................................................                 $374,970             $375,017
                                                                                                   ========             ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits .....................................................                 $ 14,511             $ 15,331
Interest bearing deposits ........................................................                  290,466              295,554
                                                                                                   --------             --------
            Total deposits .......................................................                  304,977              310,885

Borrowings .......................................................................                   34,247               37,247
Other liabilities ................................................................                    2,590                2,529
                                                                                                   --------             --------
            Total liabilities ....................................................                  341,814              350,661

Shareholders' equity .............................................................                   33,156               24,356
                                                                                                   --------             --------

Total liabilities and shareholders' equity .......................................                 $374,970             $375,017
                                                                                                   ========             ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                                         Three Months
                                                                                                        Ended March 31,
                                                                                                        ---------------
                                                                                                    2009                2008
                                                                                                    ----                ----

Total interest income ....................................................................        $5,475               $6,591
Total interest expense ...................................................................         2,464                3,355
                                                                                                  ------               ------
            Net interest income ..........................................................         3,011                3,236

Provision for possible loan losses .......................................................           600                  255
                                                                                                  ------               ------
            Net interest income after provision for possible
                 loan losses .............................................................         2,411                2,981

Total noninterest income .................................................................           222                  186

Total noninterest expense ................................................................         2,046                2,215
                                                                                                  ------               ------
            Income before taxes ..........................................................           587                  952

Income tax expense .......................................................................           216                  340
                                                                                                  ------               ------
            Net Income ...................................................................           371                  612

Preferred stock dividend .................................................................            49                    -
                                                                                                  ------               ------
            Net income available to common shareholders ..................................           322                  612
                                                                                                  ======               ======
NET INCOME PER COMMON SHARE, BASIC .......................................................        $ 0.09               $ 0.18
                                                                                                  ======               ======
NET INCOME PER COMMON SHARE, DILUTED .....................................................        $ 0.09               $ 0.17
                                                                                                  ======               ======

(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.